Kirr, Marbach Partners Value Fund
Form N-SAR
Semi-Annual Period Ended March 31, 2006

Sub-Item 77k: Changes in Registrant’s Certifying Accountant.

KPMG LLP’s (“KPMG”) appointment as independent registered public accountant for Kirr, Marbach Partners Value Fund (the “Registrant”, a series of Kirr, Marbach Partners Funds, Inc.) ended effective November 16, 2005. The Registrant’s Audit Committee recommended to the Registrant’s Board of Directors that a change in auditors be approved. KPMG’s reports on the Registrant’s financial statements for the fiscal years ended September 30, 2005 and September 30, 2004 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant’s fiscal years ended September 30, 2005 and September 30, 2004, and the subsequent interim period ended November 16, 2005 (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Registrant’s financial statements for such years, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On November 16, 2005, the Registrant by action of its Board of Directors upon the recommendation of the Registrant’s Audit Committee engaged Tait, Weller & Baker LLP as the independent registered public accounting firm to audit the Registrant’s financial statements for the fiscal year ending September 30, 2006. During the Registrant’s fiscal years ended September 30, 2005 and September 30, 2004, neither the Registrant, its portfolios, nor anyone on their behalf has consulted Tait, Weller & Baker LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements contained above. A copy of the letter from KPMG, dated May 23, 2006, to the Securities and Exchange Commission is filed as an exhibit hereto.

May 23, 2006

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously independent registered public accountants for Kirr, Marbach Partners Value Fund (the “Fund”, a series of Kirr, Marbach Partners Funds, Inc.) and, under the date of November 16, 2005, we reported on the financial statements of Kirr, Marbach Partners Value Fund as of and for the years ended September 30, 2005 and 2004. On November 16, 2005, our appointment as independent registered public accountants was terminated. We have read Kirr, Marbach Partners Value Fund’s statements included under Item 77K of its Form N-SAR for the period ended March 31, 2006 and we agree with such statements, except that we are not in a position to agree or disagree with the statement that the Fund’s audit committee participated in and approved the decision to change auditors or the statements regarding the engagement of and lack of consultations with Tait Weller & Baker LLP.

Very truly yours,

/s/ KPMG LLP

Chicago, Illinois